Exhibit 8.1

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Attorneys at Law

5335 WISCONSIN AVENUE, N.W., SUITE 780

Washington, D.C. 20015

TELEPHONE (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

writer’s direct dial number

(202) 274-2000

                    , 2014

Boards of Directors

Melrose Cooperative Bank

638 Main Street

Melrose, MA 02176

Re:	Federal Income Tax Opinion Relating to the Conversion of Melrose Cooperative Bank from a Massachusetts-Mutual Co-operative Bank into a Massachusetts Stock Co-Operative Bank

Ladies and Gentlemen:

You have requested this firm’s opinion regarding the material federal income tax consequences that will result from the conversion (the “Conversion”) of Melrose Cooperative Bank, a Massachusetts-mutual co-operative bank (the “Bank”) into a Massachusetts stock co-operative bank (the “Stock Bank”), pursuant to the Plan of Conversion of Melrose Cooperative Bank, dated February 27, 2014 (the “Plan”). In the Conversion, all of the Bank’s to-be-issued stock will be acquired by Melrose Bancorp, Inc., a newly organized Maryland corporation (the “Stock Holding Company”).

In rendering our opinion, we have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and we have relied upon the accuracy of the factual matters set forth in the Plan, the Registration Statement on Form S-1 filed by the Stock Holding Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Registration Statement”); and the applications filed with the Board of Governors of the Federal Reserve System and the Massachusetts Commissioner of Banks related to the Conversion (the “Applications”). In addition, we are relying on a letter from RP Financial, LC. to you, dated March 7, 2014, stating its belief as to certain valuation matters described below. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan. Furthermore, we assume that each of the parties to the Conversion will comply with all reporting obligations with respect to the Conversion required under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (the “Treasury Regulations”).

Board of Directors

Melrose Cooperative Bank

                    , 2014

Our opinion is based upon the existing provisions of the Code, and the Treasury Regulations, and upon current Internal Revenue Service (“IRS”) published rulings and existing court decisions (collectively, the “Current Tax Law”), any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions herein. This opinion is as of the date hereof, and as of the effective date of the Registration Statement filed by the Stock Holding Company with the SEC, assuming there is no change in the Current Tax Law or in any of the facts and assumptions set forth in this opinion. We assume no obligation to advise you of any change in any matter considered herein after the date hereof.

We opine only as to the matters we expressly set forth herein, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

For purposes of this opinion, we are relying on the representations as to factual matters provided to us by the Bank and the Stock Holding Company, as set forth in the certificates for each of those aforementioned entities and signed by authorized officers of each of the aforementioned entities, incorporated herein by reference.

Description of Proposed Transaction

Based upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows. The Bank is a Massachusetts-chartered mutual cooperative bank headquartered in Melrose, Massachusetts. The Bank was originally organized in 1890 and has operated continuously in Melrose, Massachusetts since that time. As a Massachusetts-chartered mutual cooperative bank, the Bank has no authorized capital stock. Instead, a depositor of the Bank has a right to share, pro rata, with respect to the withdrawal value of his account, in any liquidation proceeds distributed in the event the Bank is liquidated. All the interests held by a depositor cease when such depositor closes his account with the Bank.

The Stock Holding Company has been formed under the laws of the State of Maryland for the purpose of the proposed transaction described herein, to engage the business as a stock-form holding company that holds 100% of the outstanding capital stock of the Stock Bank upon the consummation of the Conversion. The Stock Holding Company will issue shares of its voting common stock (“Conversion Stock”) upon completion of the Conversion to persons purchasing such shares as described in greater detail below.

Board of Directors

Melrose Cooperative Bank

                    , 2014

Following regulatory approval, the Plan provides for the offer and sale of shares of Conversion Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (i) Eligible Account Holders of the Bank, (ii) Supplemental Eligible Account Holders of the Bank; and (iii) the Bank’s tax-qualified employee stock benefit plans, all as described in the Plan. All shares must be sold, and to the extent the stock is available, no subscriber will be allowed to purchase fewer than 25 shares of Conversion Stock. If shares remain after all orders are filled in the categories described above, the Plan calls for a community offering to certain members of the general public, with preference given to natural persons (including trusts of natural persons) residing in the City of Melrose, Massachusetts (“Community Offering”) for the sale of shares not purchased under the preference categories, and a syndicated community offering (“Syndicated Community Offering”) for the shares not sold in the Community Offering. Furthermore, all such shares of Conversion Stock will be issued and sold at a uniform price per share. The aggregate purchase price at which all shares of Conversion Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Bank, as converted. The estimated pro forma market value will be determined by RP Financial, L.C., an independent appraiser. The Conversion and the sale of newly issued shares of stock of the Stock Bank to the Stock Holding Company will be deemed effective concurrently with the closing of the sale of the Conversion Stock by the Stock Holding Company.

As a result of the Conversion and Offering, the Stock Holding Company will be a publicly-held corporation, will have registered the Conversion Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly-owned subsidiary of the Stock Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

Following the Conversion, a Liquidation Account will be maintained by the Bank for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 10.7 of the Plan, the Liquidation Account will equal the net worth of the Bank as reflected on the latest consolidated statement of financial condition contained in the final Prospectus used in the Offering. The terms of the Liquidation Account are described in Section 10.7 of the Plan.

Board of Directors

Melrose Cooperative Bank

                    , 2014

Opinions

Based on the foregoing description of the Conversion and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

1. The change in form of operation of the Bank from a Massachusetts mutual co-operative bank into a Massachusetts stock co-operative bank will constitute a reorganization within the meaning of Code Section 368(a)(1)(F), and no gain or loss will be recognized to either the Bank or to the Stock Bank as a result of such Conversion. See Rev. Rul. 80-105, 1980-1 C.B. 78. The Bank and Stock Bank will each be a party to a reorganization within the meaning of Code Section 368(b). Rev. Rul. 72-206, 1972-1 C.B. 104.

2. No gain or loss will be recognized by the Stock Bank on the receipt of money from the Stock Holding Company in exchange for its shares or by Stock Holding Company upon the receipt of money from the sale of Conversion Stock. Code Section 1032(a).

3. The assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion. Code Section 362(b).

4. The holding period of the Bank’s assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. Code Section 1223(2).

5. No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holder or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of Stock Bank, in exchange for their ownership interests in the Bank. Code Section 354(a).

6. The basis of the account holders’ deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property.

7. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Conversion Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase Holding Company Conversion Shares. No taxable income will be realized by the Eligible Account Holders or Supplemental Eligible Account Holders as a result of the exercise of the nontransferable subscription rights. Rev. Rul. 56-572, 1956-2 C.B. 182.

Board of Directors

Melrose Cooperative Bank

                    , 2014

8. It is more likely than not that the basis of the Conversion Stock issued to stockholders will be the purchase price thereof. (Section 1012 of the Code). The stockholder’s holding period will commence upon the exercise of the subscription rights. (Section 1223(5) of the Code).

9. For purposes of Section 381 of the Code, the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization. (Treas. Reg. Section 1.381(b)-(1)(a)(2)).

10. The part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, the Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion. Treas. Reg. Section 1.381(b)-1(a)(2).

11. The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank. Treas. Reg. Section 1.381(b)-1(a)(2).

Notwithstanding any reference to Code Section 381 above, no opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Bank or its successor, Stock Bank, under the Code.

Our opinion under paragraph 7 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 7 and 8 is based on the facts that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Conversion Stock at the same price to be paid by members of the general public in any Community Offering and Syndicated Community Offering. We also note that RP Financial, L.C. has issued a letter dated March 7, 2014 stating that the subscription rights will have no ascertainable market value. We further note that the Internal Revenue Service has not in the past reached a different conclusion with respect to the value of nontransferable subscription rights. If the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Stock Holding Company and/or Stock Bank may be taxable on the distribution of the subscription rights.

If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Stock Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.

Board of Directors

Melrose Cooperative Bank

                    , 2014

CONSENT

We hereby consent to the filing of the opinion as an exhibit to the Registration Statement, and as an exhibit to the Applications with respect to the Conversion, as applicable. We also consent to the references to our firm in the prospectus which is part of the Registration Statement and the Applications.

Very truly yours,

Luse Gorman Pomerenk & Schick, P.C. A Professional Corporation